DeGolyer and MacNaughton
4925 Greenville Avenue, Suite 400
One Energy Square
Dallas, Texas 75206

March 24, 2005

Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309-0640

Gentlemen:

In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (the Annual Report) of Berry Petroleum Company (the Company), we hereby consent to (i) the use of and reference to our report dated March 15, 2004, entitled “Appraisal Report as of December 31, 2004 on Certain Properties owned by Berry Petroleum Company,” our report dated January 27, 2004, entitled “Appraisal Report as of December 31, 2003 on Certain Properties owned by Berry Petroleum Company,” and our report dated February 14, 2003, entitled “Appraisal Report as of December 31, 2002 on Certain Property Interests owned by Berry Petroleum Company,” (collectively referred to as the “Reports”), under the caption “Oil and Gas Reserves” in items 1 and 2 of the Annual Report and under the caption “Supplemental Information About Oil & Gas Producing Activities (Unaudited)” in item 8 of the Annual Report; and (ii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

Very truly yours,

/s/DeGOLYER and MacNAUGHTON